THIS MASTER SERVICES AGREEMENT is entered into effective on October 19, 2018.

BETWEEN:

ICOx USA, Inc.

a corporation having its office located

at 4115 Redwood Avenue, Los Angeles, CA 90066

(“Company”)

AND

BitRail, LLC

a corporation having its office located

c/o 2690 Cobb Parkway SE
Suite A5-370
Smyrna, GA 30080

(the “Client”)

WHEREAS:

A. The Client wishes to engage in a joint venture with Company, to develop a blockchain-based Payment Processing application allowing the purchase and sale of cryptocurrencies (the “Business”). Upon the terms set forth herein the Business will be operated by BitRail Holdings, Inc. (“BitRail”), a company owned by Client.

B. In order to achieve its corporate and business objectives, the Client desires and has agreed to retain the services of Company to provide various services and complete various duties to be described in one or more Statements of Work to be negotiated and executed by the parties (the “Services”), and which will form a part of this Agreement (each, an “SOW”); and

NOW THEREFORE in consideration and mutual covenants herein contained and such good and other consideration, the receipt and sufficiency of which is acknowledged by each of Company and the Client (each, a “Party” and collectively, the “Parties”), the Parties hereto agree as follows:

1.	BitRail. Client shall immediately form BitRail to conduct and operate the Business, and BitRail shall initially have a board of five directors or managers, as applicable, 3 of which shall be appointed by Client and 2 of which shall be appointed by Company (which board of directors may be expanded except as Client’s rights to do so are limited in writing). Company and Client agree that the Company will be issued warrants or similar vehicles for ownership (the “Warrants”) of up to 20% of BitRail, for a total consideration of US$1 that can be exercised by Company at any time in the future.. Client and Company shall, in good faith, negotiate and enter into a shareholder agreement, operating agreement or other equivalent agreement, that includes, among other things, a voting agreement after exercise of Warrants, conditions upon which Company’s rights may be bought out, Rights of First Refusal and other arrangements common in such agreements.

2.	Services, Term and Compensation. The term of this Agreement (the “Term”), the nature of the Services to be provided by Company, and the compensation to be paid to Company in consideration for the Services (the “Fees”), are set forth in the executed SOW attached hereto, along with other SOWs which may be executed during the Term. The initial Services for development of a payment processing platform, as well as other software being developed by Company (the “Software Services”), and fees associated therewith, shall be provided pursuant to the terms of the SOW attached hereto as Exhibit A (the “Software SOW”).

3.	Independent Contractor. Subject to the terms and conditions of this Agreement, the Client hereby engages Company as an independent contractor to perform the Services, and Company hereby accepts such engagement. It is expressly agreed that Company is acting as an independent contractor in performing the Services hereunder.

4.	Nature of Engagement. Company shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal agent, or employment relationship between the Client and Company. Unless the Client specifically authorizes Company in writing to do so, Company shall neither act or purport to be acting as the agent of the Client, nor enter into any agreement on behalf of the Client or otherwise bind, nor purport to bind the Client or cause the Client to incur liability in any manner whatsoever. All final decisions with respect to Services provided by Company hereunder shall be entirely the Client’s to make, and Company shall have no liability relating to or arising from the Client’s decisions; provided, however, that this shall not prejudice any of Client’s remedies for breaches of this Agreement. It is understood that Company’s responsibility to the Client is solely contractual in nature and that Company does not act in a fiduciary capacity in relation to the Client as a result of this Agreement.

Nothing in this Agreement shall prohibit the Client, or any entity chosen by the Client, from performing some or all of the functions of Company herein. It is recognized that Company will expend significant time and commit considerable resources to the Client. The Services are not exclusive to the Client however, and Company may render similar services to other parties both during and after the Term.

5.	Third Party Expenses. The Client is responsible for paying all expenses charged by third parties to Company or Client relating to this Agreement, including, but not limited to, graphic design, creative, legal fees, accounting fees and other advisory fees specifically related to provision of the Services (but not any portion of Company’s overhead costs). The Client shall reimburse Company for any out-of-pocket expenses incurred by Company within thirty (30) days of presentation of reasonably itemized invoices to the Client as set forth in clause 6 below.

6.	Billing. Accounts, including out-of-pocket expenses, will be rendered by Company on a monthly basis. Other than amounts disputed in good faith, accounts are due when rendered and payable within thirty (30) days from the date of the account. Any amounts (other than those disputed in good faith) not paid when due shall immediately begin accruing interest at a rate of 12% per annum. Where Client has a good faith dispute, Client shall provide written notice to Company within ten (10) business days, outlining its objections in reasonable detail, and the parties shall thereupon negotiate in good faith to resolve the dispute.

7.	Information Provided to Company. The Client agrees Company is entitled to rely (without independent verification) upon any information provided by the Client about the Client in relation to this Agreement, including, without limitation, information with respect to the assets, liabilities, earnings, earning potential, financial condition, historical performance, future prospects and financial projections, and any assumptions used in the development of such projections furnished by the Client or any individual on behalf of the Client (other than any Company personnel, even if employed by or paid for by BitRail or Client), and Company is entitled to assume that all such information is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to ensure the information supplied is not misleading. Company is not liable or responsible for any loss or damage suffered by the Client or others if any misstatement, error or omission in any material, information, document or representation supplied or approved by the Client. If at any time during the effectiveness of this Agreement, the Client becomes aware of any material change in any of the information previously furnished to Company, the Client will promptly advise Company of the change, in writing; provided, however, that “the Client” in this sentence shall be construed to mean the Client’s management team.

8.	Confidentiality.

a)	For the purpose of this section, the term “Confidential Information” includes, but is not limited to, this Agreement (subject to Section 10 below) and any other agreement executed by the parties, all business and financial information, marketing and strategic plans, equipment details, software programs, manuals, maps, customer and client lists, partners, employee information, supplier information, analyses, reports, technologies, processes and operations, compilations, forecasts, studies. lists, summaries, notes, designs, formulae, innovations, techniques, data, patents and trade secrets, as well as the present and contemplated products, techniques and other services of the Disclosing Party (as defined below), which are not generally known to the public, including, with respect to the Company, Company Property (as defined below) and with respect to Client, Client Property (as defined below). Confidential Information does not include such portions of the Confidential Information which: (i) are, or prior to the time of disclosure or utilization become, generally available to the public; (ii) are received by the Receiving Party (as defined below) from an independent third party who had obtained the Confidential Information lawfully and was, to the best of the Receiving Party’s knowledge, under no obligation of secrecy or duty of confidentiality owed to the Disclosing Party; (iii) the Receiving Party can show was in its lawful possession before it received such Confidential Information from the Disclosing Party, or (iv) the Receiving Party can show that such Confidential Information was independently developed by it having no access to the Confidential Information at the time of its independent development. For purposes of this section, the term “Disclosing Party,” means the party to this Agreement to which the Confidential Information belongs, including where information belongs to such party’s Affiliates or third party licensors. For purposes of this section, the term “Receiving Party,” means the party to this Agreement to which Confidential Information of the other party is disclosed. “Affiliates,” with respect to a party, means other persons or entities under common control with, that control, or that are controlled by that party, where “control” means owning 50% or more the equity of an entity. “Client Property” shall include the Work Product (as defined below).

b)	In the course of the performance of this Agreement and in connection with the discussions between the parties preceding this Agreement, each party acknowledges and understands that it has been given and will continue to have access to Confidential Information which is not public, but is proprietary and confidential to the other party. Each party agrees that it shall keep the Confidential Information of the other party, strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the Term of this Agreement and thereafter for a period of five (5) years. Neither party shall use or reproduce any Confidential Information of the other party, in any manner, except as reasonably required to fulfill the purposes of this Agreement.

c)	Each party acknowledges that it shall not acquire any right, title or interest in or to any Confidential Information of the other party by virtue of it having access to same during the Term of this Agreement.

d)	Each party agrees that in the event it is requested or required pursuant to any Court order, or other legal or regulatory demand, to disclose any Confidential Information of the other party, to a third party, such Receiving Party will provide the Disclosing Party with prompt notice of such request or requirement so that the Disclosing Party, at its option, may seek an appropriate protective order or other remedy to ensure that Confidential Information will be accorded confidential treatment.

e)	The Parties acknowledge that any unauthorized use or disclosure of any Confidential Information by the Receiving Party, or misappropriation of the intellectual property (including the Work Product) by the other Party, may cause irreparable damage to the Disclosing Party or owning Party, the remedies at law for such a breach may be inadequate, and that the Disclosing Party or owning Party will be entitled to seek injunctive and other equitable or legal relief to prevent or compensate for such unauthorized use or disclosure, without need to post a bond, in addition to other remedies at law or in equity.

9.	Ownership of Work Product. Except as otherwise set forth below, any and all Work Product conceived, developed, reduced to practice or a definite and practical shape, invented, authored, wrote, created, produced or otherwise generated on behalf of Company or by any employee, agent, contractor, representative or other individual acting on behalf of Company (“Company Personnel”) in connection with the performance of the Services will be the exclusive property of the Client. Company shall assign and waive, and shall cause to be assigned or waived at Company’s expense, any right, title and interest in and to the Work Product to or in favor of the Client. In this Agreement, “Work Product” includes, without limitation, any and all of the following: (a) any invention, process, formula, algorithm, specification, technique, concept, idea, method, diagnostic, compound, development, composition, apparatus, machine, test, design, trade secret, know how or any improvement, modification, thereto or any issued patent, industrial design or application therefor applied for, issued or granted in any jurisdiction anywhere in the world, including but not limited to reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, including, without limitation, the right to apply for Letters Patent in the United States, Canada and all other countries throughout the world and all rights to claim priority based on said applications under the terms of any international convention, and all rights in the United States, Canada and all other countries throughout the world to sue and recover for past or future infringement of such rights; (b) trade names, trademarks, trade secrets, service names, service marks, business names, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing; (c) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing; (d) computer software or code of any type (whether source code or object code) in any programming or markup language, underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof, including the deliverables under the Software SOW; (e) uniform resource locators, website addresses, domain names, website content and all fixations thereof; and (f) any other intellectual and industrial property in and to the foregoing, which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise. Notwithstanding the foregoing, certain of the deliverables may incorporate Company’s or a third party’s processes, procedures, source code, forms and other information, which shall be the property of Company or such third party (“Company Property”), and Company grants the Client a non-exclusive, non-transferrable, non-sublicensable, royalty-free, fully paid-up license, with the right to use the Company Property, or shall procure the same from any applicable third party; provided, however, Client shall be bound by the confidentiality provisions herein with respect to such Company Property. Upon request of Client, Company shall promptly disclose to Company which portions or aspects of the Work Product are Company Property. Company warrants that Company has all necessary licenses or other rights from third parties to grant to Client the licenses and rights granted under this Agreement. For purposes of clarity, the RipKit Software and system is the sole and exclusive property of the Company.

10.	Announcements. Company may disclose to the public the existence of this Agreement and identify Client as a client of Company, through any medium, including, but not limited, to electronic and print publications, Company’s website, interviews and press releases. Client agrees and understands that Company shall have the authority, at its discretion, to issue press and media releases on behalf of Client as related to the services and any Client ICO, with the prior written approval of Client with respect to each release, which shall not be unreasonably conditioned, delayed or denied. In this regard, Client acknowledges that time is of the essence with respect to such press and media releases, and agrees to respond to and provide any comments on any press or media releases prepared by Company, within two (2) business days of receipt, and to diligently work with Company to finalize and approve any such press releases. In accordance with all applicable laws, including the Client’s disclosure obligations under applicable securities laws, the Client is expressly permitted to make any required disclosures of this Agreement, including the material terms hereof.

11.	Legal and Tax Advice. Except as may be stated in an SOW: (i) Company will not provide or be responsible for obtaining legal or tax advice with respect to the Client, nor any other legal and regulatory requirements and issues which may arise pursuant to this Agreement; and (ii) the Client is responsible for ensuring compliance with all of the Client’s legal and regulatory requirements in connection with all aspects of this Agreement.

12.	Best Efforts/Timely Performance. Company will use all reasonable efforts to perform the Services described in the SOWs within the time-frame agreed upon by the Parties. Neither the execution and/or delivery of this Agreement, nor the provision of Services hereunder constitutes a guarantee or commitment, express or implied, on the part of Company, as to the timeliness of Company’s performance of the Services. Further, Company shall not be liable for failures or delays in performance that arise from causes beyond Company’s control (which shall not include circumstances arising because of negligence of Company or its agents).

13.	Indemnification.

a.	The Client shall indemnify and hold Company, its Affiliates and their respective shareholders, directors, managers, officers, employees, contractors, agents and other representatives (in each case, an “Company Indemnitee”) harmless from and against all third party claims, losses, damages, liabilities, demands, actions, causes of action, lawsuits and proceedings, and costs and expenses, including reasonable legal fees (“Losses”) , which may be made or brought against or suffered by any Company Indemnitee, or which it may suffer or incur as a result of, in respect of or arising out of, any violation of applicable law, breach of Section 7 by the Client, or any claim of infringement of Client Property (except the Work Product) or any Client trademarks or other intellectual property, on the rights of any third party. Notwithstanding the foregoing, no Company Indemnitee shall be entitled to any indemnification by the Client for or in respect of any act, matter or omission caused by: (i) fraud, willful misconduct, bad faith or gross negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

b.	Company will indemnify and hold Client, its Affiliates and their respective agents, directors, officers, managers, shareholders, employees and contractors (“Client Indemnitees”) harmless from and against any Losses incurred or sustained by a Client Indemnitee arising out the intentional or knowing infringement of the copyright, patent, trade secret or other enforceable intellectual property right of a third party by the Work Product.

c.	Each Party shall defend, indemnify, and hold the other party and its respective indemnitees in Section 13(a) or 13(b) above, from and against any and all third party Losses that may be suffered or incurred by the applicable indemnitee arising out of or resulting from (i) the fraud, gross negligence or willful misconduct of the indemnifying Party; or (ii) acts of omissions of the indemnifying Party resulting in personal injury or death of persons, or damage to personal property.

d.	In each case above, the indemnified Party shall promptly notify the indemnifying Party of the assertion of the applicable claim and reasonably cooperate the indemnifying Party’s defense of the claim. The indemnifying Party shall have full control of the defense or settlement of the applicable claim giving rise to Losses; provided that the indemnified Party shall have the right to consent to any settlement other than any settlement which solely involves monetary damages that the indemnifying Party has agreed to Pay.

14.	Non-Solicitation/Non-Disparagement. During the Term and for a period of one (1) year thereafter, the Client will not directly or indirectly recruit, solicit or hire any employee or contractor of Company or any of its Affiliates, or induce or attempt to induce any employee, contractor, vendor or service provider of Company or any of its Affiliates, to terminate his/her/its employment or contractual relationship with, or otherwise cease his/her/its relationship with Company or its applicable Affiliate. During the Term and for a period of one (1) year thereafter, Company will not directly or indirectly recruit, solicit or hire any employee or contractor of the Client or any of its Affiliates, or induce or attempt to induce any employee or subcontractor of the Client or its Affiliate to terminate his/her employment with, or otherwise cease his/her relationship with the Client or such Affiliate. Each of Company and Client agree that it shall not, either during the Term or at any time thereafter, make, publish or cause to be made or published any disparaging comments or characterizations about the other party or any of its subsidiaries, affiliates, or any of their respective, stakeholders, officers, directors, members, managers, employees or agents.

15.	Successors and Assigns. This Agreement and all obligations and benefits of the Client and Company shall bind the Client and Company and any of the respective successors and assigns of either. Neither Party may assign, including by operation of law, this Agreement (other than in the case of a corporate reorganization of its Affiliate group or sale of all or substantially all its assets to a third party purchaser), except with the prior written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, Client may assign its rights under this Agreement and/or any SOW to BitRail; provided, however, Client shall remain a primary obligor under this Agreement and any SOWs.

16.	Termination. This Agreement shall commence on its effective date and continue until terminated as provided herein. Either Company or the Client may terminate this Agreement or any SOW at any time upon the provision of thirty (30) days written notice to the other party, upon receipt of which, the non-terminating party may elect to immediately terminate this Agreement or the applicable SOW. Upon such termination, Company will be entitled to no further compensation except for (1) any Fees earned (as described in an executed SOW) and out-of-pocket expenses incurred prior to the effective date of the termination of this Agreement or the SOW, as applicable, and with respect to any Fees earned monthly pursuant to the Software SOW or any other SOW, if there is a termination during any applicable monthly period, a pro rata portion of such Fees shall be deemed earned through the date of termination, and (2) any other amounts or consideration as set forth in any SOW which are to be paid upon or regardless of the termination of this Agreement or such SOW.

17.	Arbitration of Disputes. The Client and Company agree that all claims or controversies, whether such claims or controversies arose prior to, on, or subsequent to the date hereof, between the Client and Company or any of the present of former members, managers, officers, employees, agents and representatives of any Party concerning or arising from, without limitation, the construction, performance or breach of this Agreement, or any duty arising therefrom, shall be determined by arbitration in Wilmington, Delaware. Any arbitration under this Agreement shall be conducted pursuant to the laws of State of Delaware before a single arbitrator, and shall be final and binding upon the Client and Company and non-appealable. The costs of the arbitrator shall be borne equally by the Client and Company, and each of the Client and Company shall bear their respective legal and other fees, unless the arbitrator decides to allocate a greater burden of said costs and fees to the unsuccessful Party. Notwithstanding the foregoing, the parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity in the arbitral proceedings, and the parties shall be entitled to apply to the state and federal courts located in Los Angeles, California, or the courts in any other jurisdiction, to obtain specific performance of the obligations of the other party to this Agreement and/or immediate injunctive relief, without notice and without the necessity of posting a bond. In addition, if any action or proceeding is brought in equity to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

18.	Limitation of Liability. Other than in the case of breach of Section 8 or misappropriation of intellectual property, neither party will have any liability for any special, indirect or consequential damages, including, but not limited to, damages for loss of profits, arising in any way out of the Agreement under any cause of action, whether in tort or contract, and whether or not such party has been notified of the possibility of such damages.

19.	Warranty; Disclaimer of Warranties.

a.	Company represents and warrants that the Services will be performed in accordance with Good Industry Practices, where “Good Industry Practices” means, in relation to any undertaking and any circumstance, the exercise of the degree of skill, diligence, prudence and foresight that would reasonably be expected from a highly skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances. In the event of the breach of the foregoing warranty, Company shall re-perform the non-conforming Services without cost to Client.

b.	OTHER THAN STATED IN SECTION 19(a) OR IN AN SOW, COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATED TO THE SERVICES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES RELATED THERETO, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

20.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in:

a)	writing and shall be validly given or made to another party if personally served, or if deposited in the mail, certified or registered, postage prepaid, return receipt requested, but not required; or

b)	via electronic mail.

If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to Company:

ICOx USA Inc.

4115 Redwood Avenue

Los Angeles, CA 90066

Attention Michael Blum

e-mail: Michael.blum@icoxinnovations.com

If to the Client:

BitRail, LLC

2690 Cobb Parkway SE

Suite A5-370

Smyrna, GA 30080

Attention: Steve Urvan

e-mail: steve.urvan@gbhinc.com

Any party hereto may change its office or email addresses for purposes of this paragraph by written notice given in the manner provided above.

21.	Waiver. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

22.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the Parties.

23.	Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

24.	Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein and the remainder of this Agreement shall nevertheless remain in full force and effect.

25.	Entire Understanding. This Agreement, and any SOWs (which shall be deemed incorporated into this Agreement), , constitute the entire understanding and agreement of the Parties, and any and all prior agreements, understandings, and representations are hereby terminated and cancelled in their entirety and are of no further force and effect.

26.	Jurisdiction. The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties. The Parties irrevocably submit to the jurisdiction of California for the purpose of any legal suit, action or other proceeding arising out of the Agreement.

27.	Counterparts. Each Party hereto may sign this Agreement in counterparts and deliver such counterparts by facsimile or other electronic delivery, which parts will be read together and construed as if all signing Parties had signed one copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

ICOx USA, Inc.

Per:	/s/ Michael Blum
Name:	Michael Blum
Title:	Chief Financial Officer

Date:	October 19, 2018

BitRail, LLC

Per:	/s/ Steve Urvan
Name:	Steve Urvan
Title:	Founder

Date:	October 18, 2018